================================================================================

                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             ProCyte Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                              PROCYTE CORPORATION

                 NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD WEDNESDAY, MAY 26, 1999

TO THE SHAREHOLDERS OF PROCYTE CORPORATION:

     You are cordially invited to attend the Annual Meeting of the Shareholders (the "Annual Meeting") of ProCyte Corporation, a Washington corporation (the "Company"), to be held on Wednesday, May 26, 1999 at 9:00 a.m., Pacific Daylight Time, at the Doubletree Hotel, 300 - 112th Avenue SE, Bellevue, Washington, for the following purposes:

     1. To elect six directors of the Company, all of whom shall serve until the 2000 Annual Meeting of the Shareholders (and until the election and qualification of their successors);

     2. To transact such other business as may properly come before the meeting and all adjournments and postponements thereof.

     Holders of the Common Stock of the Company at the close of business on April 1, 1999 are entitled to notice of and to vote upon all matters at the Annual Meeting.

     You are invited to attend the Annual Meeting so that we may have the opportunity to meet with you and discuss the affairs of the Company. WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT, PLEASE SIGN AND RETURN THE ENCLOSED PROXY SO THAT THE COMPANY MAY BE ASSURED OF THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. A stamped, addressed envelope is enclosed for your convenience in returning your proxy.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ John F. Clifford

John F. Clifford
President and Chief Executive Officer

Redmond, Washington
April 23, 1999

                              PROCYTE CORPORATION

             PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 26, 1999

     This Proxy Statement is furnished by and the accompanying proxy is solicited on behalf of the Board of Directors of ProCyte Corporation, a Washington corporation (the "Company" or "ProCyte"), for use at its Annual Meeting of Shareholders to be held at the Doubletree Hotel, 300 - 112th Avenue SE, Bellevue, Washington on Wednesday, May 26, 1999 at 9:00 a.m., Pacific Daylight Time, and at any adjournment thereof (the "Annual Meeting"). The Company's Annual Report for the year ended December 31, 1998, Notice of Annual Meeting, and a proxy accompany this Proxy Statement. The Company's principal offices are located at 8511 - 154th Avenue NE, Redmond, WA 98052. The approximate date of the mailing of this Proxy Statement and form of proxy is April 23, 1998.

Record Date and Voting Securities

     Shareholders of record at the close of business on April 1, 1999 (the "Record Date") will be entitled to vote at the Annual Meeting. The only voting securities of the Company are shares of common stock, $.01 par value per share (the "Common Stock"). Each share of Common Stock outstanding is entitled to one vote per share on any matter brought before the meeting. On April 1, 1999, the Company had outstanding 14,547,458 shares of Common Stock. Under Washington law and the Company's Articles of Incorporation and Bylaws, if a quorum is present at the meeting the six nominees for election as directors who receive the greatest number of votes cast for the election of directors at the meeting will be elected directors. If any other matters are properly brought before the Annual Meeting, the enclosed proxy gives discretionary authority to the persons named therein to vote the shares in their best judgment.

     The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the meeting. In an uncontested election of directors, any action other than a vote for a nominee will have no effect, assuming the presence of a quorum. Votes cannot be cast for a greater number of persons than the number of nominees named. An abstention with respect to the election of directors will not be counted either in favor of or against the election of the nominees. There can be no broker non-votes in the election of directors since brokers who hold shares for their clients have discretionary authority to vote such shares with respect to this matter unless directed otherwise by their clients.

Revocation of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before it is voted. Proxies may be revoked by (i) filing with the President of the Company at the time or before the vote is taken at the Annual Meeting a written notice of revocation bearing a date later than the proxy; (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the President of the Company before the vote is taken at the Annual Meeting; or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice or subsequent proxy should be sent so as to be delivered to ProCyte Corporation, 8511 - 154th Ave NE, Redmond, WA 98052, Attention: President, or should be hand delivered to the President of the Company at or before the time the vote is taken at the Annual Meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding ownership of the Company's Common Stock on April 1, 1999 by (i) each director, (ii) the executive officers named in the Summary Compensation Table below, (iii) all directors and executive officers of the Company as a group; and (iv) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock. The number of shares beneficially owned by each director or executive officer is determined under the rules of the Securities and Exchange Commission ("SEC"), and the information is not necessarily indicative of beneficial ownership for any other purpose.


Name of Beneficial Owner                              Shares Beneficially Owned/(1)/      % of Shares Outstanding
--------------------------------------------------------------------------------------------------------------------
John F. Clifford/(2)/                                   507,334                                    3.49%
Susan Browner/(3)/                                      132,970                                       *
Ken Tapman/(3)/                                         132,861                                       *
Jules Blake/(4)/                                         73,813                                       *
William M. Sullivan/(4)/                                 73,813                                       *
Thomas E. Tierney/(5)/                                   54,813                                       *
Robin L. Carmichael/(6)/                                 54,568                                       *
Robert E. Patterson/(5)/                                 49,813                                       *
Matt L. Leavitt/(7)/                                     48,313                                       *
Jerry P. Scott                                           14,000                                       *
All Directors and executive officers as a group
(10 persons)/(8)/                                     1,142,298                                    7.85%

--------------------------------------------------------------------------------------------------------------------
* Less than 1%
/(1)/  Unless otherwise indicated, each person named in the table exercises sole voting and investment power with respect to all shares beneficially owned.
/(2)/  Includes 183,334 shares subject to options exercisable within 60 days of April 1, 1999.
/(3)/  Includes 33,333 shares subject to options exercisable within 60 days of April 1, 1999.
/(4)/  Includes 55,000 shares subject to options exercisable within 60 days of April 1, 1999.
/(5)/  Includes 31,000 shares subject to options exercisable within 60 days of April 1, 1999.
/(6)/  Includes 28,668 shares subject to options exercisable within 60 days of April 1, 1999.
/(7)/  Includes 12,000 shares subject to options exercisable within 60 days of April 1, 1999.
/(8)/  Includes 462,668 shares subject to options exercisable within 60 days of April 1, 1999.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who beneficially own more than 10% of the Common Stock, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no such forms were required for those persons, the Company believes that during the 1998 fiscal year all filing requirements applicable to its officers, directors and greater than 10% shareholders were complied with except that certain transactions were reported on a Form 5 by Ms. Carmichael which should have been reported earlier on Forms 3 or 4.

                             ELECTION OF DIRECTORS

     The six nominees for election as directors are Dr. Jules Blake, Susan Browner, John F. Clifford, Dr. Matt L. Leavitt, Glenn A. Oclassen and Robert E. Patterson. All of the nominees except Mr. Oclassen are members of the present Board. Their terms will continue until the 2000 Annual Meeting of the Shareholders, and until the election and qualification of their respective successors. Certain information concerning the nominees is set forth below. The Company does not know of any circumstances that would render any nominee named herein unavailable to serve as a director. However, if any nominee becomes unable or unwilling to serve as a director, it is intended that votes will be cast pursuant to the enclosed proxy for such substitute nominee as may be nominated by the existing directors.

     Messrs Sullivan and Tierney, members of the current Board since 1991 and 1996, respectively, have chosen not to stand for reelection. The Company hereby expresses its gratitude for their service. Upon the election of the six nominees, the size of the Board will be reduced from seven to six directors thus eliminating the vacancy.

     The Board recommends that you vote FOR the election of the nominees as directors, as set forth in Item 1 on the Proxy Card.
                                  ____________

     Dr. Jules Blake, Ph.D., age 74, was initially elected a Director of the Company in 1991. He served as vice president of corporate scientific affairs (1987 to 1989) and as vice president of research and development (1973 to 1987) for Colgate-Palmolive, a consumer products company. Dr. Blake retired from Colgate-Palmolive in 1989. He has been a director of Martek Biosciences Corporation, a biotechnology company, since 1990; a director of GeneLogic, a biotechnology company, since 1996. He is a member of the Audit, Compensation, and Nominating Committees. Dr. Blake received his Ph.D. in Organic Chemistry and his M.S. and B.S. in Chemistry from the University of Pennsylvania.

     Susan Browner, age 46, was co-founder and President of HumaTech Corp. since its inception in 1992 and became President of ProCyte's HumaTech Division as of April 27, 1998, pursuant to the terms of a two-year employment and noncompetition agreement with ProCyte. Immediately before founding HumaTech in 1992, she spent five years managing a computer imaging and archeological research facility under a contract with a subsidiary of the Goodyear Tire and Rubber Co. Ms. Browner received her B.S. in elementary education from Oglethorpe University. She attended the State University of New York to study Education in their graduate program and later received her certification in Computer Sciences from Montgomery College in Maryland. Ms. Browner is married to Mr. Tapman.

     John F. Clifford, age 56, joined the Company in August 1996 as a Director and as President, Chief Executive Officer, and Treasurer. Before joining ProCyte, Mr. Clifford was the president of Orthofix, Inc. (1995 to 1996), a Dallas-area healthcare company in the orthopedic market. Orthofix acquired American Medical Electronics, a medical device company, of which Mr. Clifford was president and chief executive officer from 1994 to 1995. From 1989 to 1994, Mr. Clifford served as division vice president and prior to that as vice president of sales and marketing for American Cyanamid's Davis and Geck Division, in the surgical sutures market. From 1964 to 1989 Mr. Clifford held various sales and marketing positions in Johnson & Johnson companies. Mr. Clifford holds a B.S. in economics from Villanova University and an MBA in finance from Drexel University.

     Dr. Matt L. Leavitt, age 39, was initially elected a Director of the Company in April 1998. Since 1990 he has served as the Chairman and Medical Director of Leavitt Medical Group, a group of nationwide clinics providing hair restoration and other cosmetic surgery procedures. Dr. Leavitt has served as Vice President of the American Board of Hair Restoration since 1997. He also serves as Chairman of the World Association of Hair Restoration Surgeons and as an advisor and trustee for the American Academy of Aesthetic & Restorative Surgery. Dr. Leavitt was appointed to the Audit Committee in April 1998. Dr. Leavitt is a graduate of the University of Michigan and Michigan State University College of Osteopathic Medicine and is Board-Certified in Dermatology.

    Glenn A. Oclassen, age 56, is founder and Chairman of the Board of NextDerm Inc., a new company focused on development and marketing of topical therapeutics for cosmetic skin defects which ProCyte has agreed to acquire. Mr. Oclassen founded Oclassen Pharmaceuticals, Inc. in 1985, was President and CEO from 1985 until 1991, and became Chairman of the Board of Directors in January 1991. He served in this role until the company was acquired by Watson Pharmaceuticals in February 1997. Mr. Oclassen founded the Neutrogena Dermatologics division of Neutrogena Corp. in 1977 and served as President until 1982. He was employed by Allergan Pharmaceuticals from 1971 until 1977. Mr. Oclassen is a Special Limited Partner in Montreux Equity Partners, a venture capital partnership investing in healthcare and information services companies. He received a B.S. in Zoology from San Diego State University. Mr. Oclassen is a member of the Cutaneous Therapy Society and the North American Clinical Dermatology Society.

     Robert E. Patterson, age 56, was initially elected a Director of the Company in 1994. Since 1983 he has served as a managing director of Thompson Clive, Inc., a U.K.-based venture capital firm, and he has been a partner in the legal services firm of Graham & James since 1972. Mr. Patterson is a director of MARC Analysis Research Corp. and a director and the secretary of eMEDIATe Solutions, Inc. He is a member of the Audit, Compensation and Nominating Committees, serving as chairman of the Audit Committee of the Board since 1995. Mr. Patterson completed the Executive Program at the Stanford Graduate School of Business in 1986; he obtained his law degree from Stanford Law School and holds a B.A. in Physics from the University of California at Los Angeles. During the Fall of 1998 he served as the Inaugural Fellow of the Tuck Center for Private Equity at Dartmouth College.

Compensation of Directors

     For their services during the first quarter of 1998, Directors who were not otherwise employed by the Company were paid in cash a pro-rata portion of a $12,000 annual retainer fee, plus $1,500 for each meeting attended in person. Each nonemployee director also received $500 for each telephonic meeting of the Board of Directors in which they participated. Subsequent to the approval of the 1998 Nonemployee Director Stock Plan at the 1998 annual meeting of the shareholders, the quarterly installments of the $12,000 annual retainer fee for nonemployee Directors have been paid in stock rather than cash. Also beginning with the second quarter of 1998, the Chairman of the Board of Directors has been paid an additional cash payment of $3,000 per quarter, $1,500 per meeting and $500 per telephonic meeting for his service as Chairman. Directors who are employed by the Company are not otherwise compensated for attendance at meetings of the Board or its committees. Directors are reimbursed for any expense attendant to Board membership. Under the 1991 Stock Option Plan for Nonemployee Directors or under the provisions of a similar formula grant program administered under the 1996 Stock Option Plan, nonemployee directors receive stock option grants to purchase 12,000 shares of Common Stock upon their initial appointment or election as a director and stock option grants to purchase 6,000 shares of Common Stock annually thereafter. These options are awarded as of the date of the annual meeting and vest as of the date of the following annual meeting.

Committees and Meetings of the Board

     Board of Directors Meetings. During 1998, there were seven meetings of the Board of Directors. Each director attended at least 75% of the aggregate number of meetings of the full Board and each committee on which such Board member served, except for Mr. Patterson who attended 10 of 14 such meetings.

     Compensation Committee. The Compensation Committee of the Board of Directors has the responsibility for recommending compensation of corporate officers; reviewing annually the operation of all compensation, employment and benefit practices and salary administration procedures; acting as Plan Administrator for all of the Company's employee stock plans; and recommending directors' fees. During 1998, the Compensation Committee consisted of three nonemployee directors: Mr. Sullivan (chairman), Mr. Patterson, and Dr. Blake. The committee met five times during 1998.

     Audit Committee. The Audit Committee of the Board of Directors has and may exercise the following powers: to make recommendations to the Board of Directors regarding the selection of the Company's independent auditors; to review the scope, direction, timetable and schedule of audits conducted by the Company's independent auditors; to review the results of such audits; to review the Company's system of internal financial controls; and such additional powers as may be conferred upon the Audit Committee from time to time by the Board of Directors. During 1998, the Audit Committee consisted of the following nonemployee directors: Mr. Patterson (chairman) and Drs. Blake and Leavitt (the latter appointed in April 1998). The committee met once during 1998.

     Nominating Committee. The Nominating Committee of the Board of Directors is responsible for identifying, qualifying and nominating members of the Company's Board of Directors. The Nominating Committee considers shareholders' recommendations for director nominees submitted in accordance with the procedures described in the Company's Bylaws. In 1998 the Nominating Committee was chaired by Mr. Tierney, with members Dr. Blake, Mr. Patterson, and Mr. Sullivan. The committee met once during 1998.

                               EXECUTIVE OFFICERS

     The executive officers of the Company, and their ages as of April 1, 1999, are as follows:

Name                             Age                          Position                            Officer Since
----                             ---                          --------                            -------------
Susan Browner                    46       President - HumaTech Division of ProCyte                    1998
Robin L. Carmichael              42       Vice President of Marketing                                 1998
John F. Clifford                 56       President and Chief Executive Officer                       1996
Jerry P. Scott                   44       Vice President and Chief Financial Officer                  1998
Ken Tapman                       55       Vice President of Strategic Development                     1998

For biographical summaries of Ms. Browner and Mr. Clifford, see "Election of Directors".

     Robin L. Carmichael was appointed Vice President of Marketing in February 1998. Ms. Carmichael joined the Company in its clinical affairs department in 1993 and later moved into its marketing department as a Product Manager before becoming Director of Marketing in 1997. Between 1991 and 1993, Ms. Carmichael held a sales and marketing position with the Ohmeda division of BOC Healthcare. Ms. Carmichael's career also includes sales management and marketing experience at Baxter Healthcare from 1982 to 1988, and at MediSense, a medical biosensor technology company from 1989 to 1991. Ms. Carmichael holds a B.S. in nursing from Seattle University and attended the UCLA Anderson Graduate School of Executive Management.

     Jerry P. Scott was appointed Vice President and Chief Financial Officer in June 1998. He was appointed Secretary of the Company in September 1998. From 1991 through 1997 Mr. Scott was a Vice President and the Chief Financial Officer of Catapult, Inc. -- an IBM Company. He was employed as a CPA by Price Waterhouse in New York City and Seattle from 1981 through 1989. Mr. Scott earned an M.B.A. from Columbia University and a B.A. from Antioch College.

     Ken Tapman was co-founder and Executive Vice President of HumaTech Corp. since its inception in 1992 and was appointed Vice President of Strategic Development for ProCyte as of April 27, 1998, pursuant to the terms of a two-year employment and noncompetition agreement with ProCyte. Mr. Tapman holds a B.A. from New York University and a J.D. from Catholic University Law School. From 1980 to 1992 he was in private law practice, specializing in the field of environmental law. Mr. Tapman is married to Ms. Browner.

                             EXECUTIVE COMPENSATION

     The table set forth below provides information regarding compensation for each of the three years ended December 31, 1998, 1997 and 1996 with respect to the Company's Chief Executive Officer. No other executive officer of the Company earned more than $100,000 in the fiscal year ended December 31, 1998.

Summary Compensation Table

                                                                                                           Long-Term
                                Annual Compensation                                                  Compensation Awards
                                -----------------------------------------------------------------    -------------------
                                                                                Other Annual           Shares Underlying
Name and Principal Position      Year        Salary ($)      Bonus($)         Compensation ($)            Options(#)
---------------------------      ----        ----------      --------         ----------------            ----------
John F. Clifford/(1)/            1998          238,000                              69,018                   50,000
President and Chief Executive    1997          236,250        65,000                55,530
Officer                          1996          102,151        50,000                                        250,000

/(1)/ Mr. Clifford joined the Company as president and chief executive officer in August 1996. He received gross payments in 1998 and 1997 of $69,018 and $55,530, respectively, for reimbursement by the Company of taxable relocation expenses incurred in connection with his relocation in 1996 from Texas to Washington.

     The following table sets forth certain information with respect to individual grants of stock options made to the Company's Chief Executive Officer during the fiscal year ended December 31, 1998.

Option Grants in Fiscal 1998

                                             Individual Grants
                  ----------------------------------------------------------------------   Potential Realizable Value at
                    Number of                                                              Assumed Annual Rates of Stock
                      Shares         Percent of Total                                         Price Appreciation for
                    Underlying      Options Granted to                                            Option Term/(2)/
                      Options           Employees           Exercise      Expiration              ----------------
Name              Granted(#)/(1)/        in 1998           Price ($)         Date              5%                10%
----              ---------------        -------           ---------         ----              --                ---
John F. Clifford       50,000              6.7%               1.438         2/18/08          41,623             107,400

/(1)/ The options granted in 1998 were incentive stock options, have exercise prices equal to the fair market value on the date of grant, vest ratably over a period of three years and have a term of ten years. Upon certain corporate events, as described in the Company's 1989 Restated Stock Option Plan, that result in a change of control, the exercise date of all outstanding options for all employees, including executive officers, may be accelerated.

/(2)/ Potential realizable value is based on an assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten year option. These numbers are calculated based on the requirements promulgated by the SEC and do not reflect the Company's estimate of any future stock price growth. Any such growth would benefit all shareholders.

      The following table sets forth certain information with respect to the number and value of unexercised options held by the Chief Executive Officer as of December 31, 1998.

Aggregated Option Exercises in 1998 and Year-End Option Values

                       Number of Unexercised      Value of Unexercised In-the-money
                      Options at Year-end (#)        Options at Year-end ($)/(1)/
Name                 Exercisable/Unexercisable        Exercisable/Unexercisable
----                 -------------------------        -------------------------
John F. Clifford         166,667 / 133,333                       0/0

/(1)/ Value is based upon the market price of the underlying Common Stock on December 31, 1998, ($0.438) less the exercise price. At year-end, none of the options were exercisable at a price below the market price of the underlying Common Stock.

                    REPORT OF THE COMPENSATION COMMITTEE ON
                             EXECUTIVE COMPENSATION

     During 1998, the Compensation Committee (the "Committee") was comprised of three nonemployee directors. The Committee considers and makes recommendations to the Board of Directors concerning general compensation policies and employee benefit plans, and specifically recommends salary levels and bonus or stock option awards for executive officers of the Company, including the chief executive officer. The Committee, as Plan Administrator of the Company's employee stock option plans, has sole authority to grant options to executive officers. The Committee's executive salary and bonus recommendations are reviewed by the Board.

     The Company applies a consistent philosophy in its compensation practices for all employees, including executive management. This philosophy is based on the premise that the achievements of the Company result from the combined efforts of all individuals working toward common objectives. The Company strives to achieve its objectives through teamwork that is focused on meeting the expectations of its shareholders. In 1998, the Company's executive officers, including the chief executive officer, received compensation based on the following objectives and policies the Committee recommended on executive compensation.

Objectives and Policy

     The objectives of the Company's executive compensation policy are to:

     * Provide compensation that will attract, retain and motivate experienced executive personnel;

     * Align the interests of management and shareholders by making a substantial portion of executive compensation dependent on the success of the Company, as measured by long-term appreciation in the market price of the Common Stock;

     * Balance considerations of individual achievements each year with the Company's overall performance, both financially and otherwise.

     To further the Company's executive compensation objectives, the policy provides for a combination of base salary, cash incentive bonus awards and long-term stock options.

Base Salary

     In order to determine its recommendations to the Board of Directors concerning the salary level for executive officers, the Committee will, as appropriate, consider published data from annual surveys of executive compensation at comparable healthcare and pharmaceutical companies. These comparable healthcare and pharmaceutical companies include some but not all of the companies included in the NASDAQ Pharmaceutical Index.

     Using any available survey data, the Committee makes recommendations on salary level changes based on its subjective evaluation of the Company executives' individual level of experience, responsibility and performance. The Committee also takes into consideration each executive's comparability with other Company executives. The Committee gives weight to the views of the chief executive officer with respect to executive salaries other than his own. Base salaries for certain executives are based on employment agreements with those executives. See "Employment Agreements, Termination of Employment and Change of Control Arrangements." The Committee does not target executive officer salary levels at any specified percentile of corresponding positions at comparable companies.

     Mr. Clifford was awarded a 5% increase in base salary for 1998. All of the officers agreed to forgo increases in their base salaries for 1999.

Bonus Payments

     The Committee may occasionally recommend that the Board of Directors approve a one-time cash bonus to named executive officers in recognition of a specific accomplishment.

     In 1997 the Committee approved a recommendation by management to adopt a cash bonus plan for key employees and executives to provide incentives for meeting specific Company objectives. The cash bonus plan is based on the accomplishment of certain objectives set by the Committee linked to sales, profits, product launches, cost reductions, and acquisitions of products or companies. Cash bonuses will be awarded as a percentage of base salary for each key employee and executive. An objective must be entirely met in order to contribute to the bonus percentage. Aside from those guaranteed in employment agreements or at the time of employment, none of the officers were awarded bonuses for their 1998 performance.

Stock Options

     The stock option program is currently the Company's long-term incentive plan for executive officers, managers and all employees. The granting of stock options is the principal means available to the Committee to align executive and shareholder long-term interests. A stock option will reward an executive only if the market price of the Common Stock appreciates over the vesting period. Options granted to executive officers generally have a ten-year term, vest over a period of three to five years, and have an exercise price per share equal to the fair market value on the date of grant. There presently are no fixed guidelines for annual grant of stock options to executive officers. Stock options are granted by the Committee to newly hired executives and periodically thereafter based on each executive's position in the Company, previous stock option grants and potential contribution to the long-term success of the Company.

Chief Executive Officer Compensation

     The Company's policy with regard to compensation of the chief executive officer is intended to provide compensation that will attract, retain and motivate an experienced executive, align the interests of management and shareholders by making a substantial portion of the chief executive officer's compensation dependent on the financial success of the Company, and to reward accomplishment of specific goals identified by the Board of Directors. To achieve these objectives the compensation of the chief executive officer for 1999 is structured to include a combination of a base salary of $248,000 plus incentive awards and long-term stock options.

Policy with Respect to the $1 Million Deduction Limit

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to public companies for compensation over $1 million paid to the Company's chief executive officer and four other most highly compensated executive officers, unless that compensation is considered performance based. The compensation disclosed in this Proxy Statement does not exceed the $1 million limit, and executive compensation for 1999 is also expected to qualify for deductibility. The Company currently intends to structure the performance-based portion of its executive officers' compensation to achieve maximum deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives.

     This report is submitted by the following nonemployee directors, who constituted the members of the Compensation Committee for 1998:

William M. Sullivan (Chairman)
Robert E. Patterson
Dr. Jules Blake

                      COMPARATIVE STOCK PERFORMANCE CHART

     The following graph represents the net percentage cumulative total shareholder return on the Common Stock, compared to the cumulative total return of the NASDAQ Stock Market Index (U.S.) and the NASDAQ Pharmaceutical Stocks Index (in which the Company's Common Stock was included) for the period of five fiscal years commencing December 31, 1993 and ending December 31, 1998. Since March 25, 1999 the Company's Common Stock has been traded on the NASD OTC bulletin board.


      COMPARISON OF THE CUMULATIVE TOTAL RETURN SINCE 1993 AMONG PROCYTE
       CORPORATION, THE NASDAQ STOCK MARKET INDEX (U.S.) AND THE NASDAQ
                         PHARMACEUTICAL STOCKS INDEX
                           (YEAR ENDING DECEMBER 31)


                             [GRAPH APPEARS HERE]

Year                                              1993        1994         1995         1996         1997         1998
-----------------------------------------------------------------------------------------------------------------------
NASDAQ Stock Market Index (U.S.)                   100       97.752      138.256      170.015      208.580      293.209
NASDAQ Pharmaceutical Stocks Index                 100       75.262      138.040      138.469      142.976      183.019
ProCyte Corporation                                100       20.533       20.083       16.063        6.697        3.127

Note: Assumes $100 was invested on December 31, 1993 in each of the Common Stock, the NASDAQ Stock Market Index and the NASDAQ Pharmaceutical Stocks Index and that all dividends were reinvested. Stock price performance shown above for ProCyte Corporation is historical and not necessarily indicative of future price performance.

    EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL
                                  ARANGEMENTS

Change of Control

     In February 1997 the Company entered into a Change of Control Agreement with Mr. Clifford to provide for the payment of base salary and associated benefits for two years in the event that a change of control (as defined therein) of the Company resulted in his loss of employment. The original term of such agreement was two years from the date of the agreement, or, if a change of control occurred during such two-year period, the term was to be automatically extended for two years after such change of control. The agreement has subsequently been extended through February 2001.

     Under the Company's 1989 Restated Stock Option Plan and 1996 Stock Option Plan, the vesting of outstanding options is accelerated upon the occurrence of certain events, including certain mergers and business combinations and other changes in control of the Company (as such terms are described in each of the plans).

Severance

     In February 1997 the Company entered into a severance agreement with Mr. Clifford which provided that if his employment as an officer was terminated other than for cause (as defined therein) or as a result of voluntary resignation for good reason (as defined therein) within two years of the date of the agreement, he would be eligible to receive his accrued salary and benefits along with salary continuation and group insurance benefits for a period of twelve months at his then current annual base salary for the fiscal year in which the termination occurred, subject to reduction of the salary continuation by the amount of any other earnings from other employment or personal services. The term of the severance agreement was subsequently extended through February 2001.

                              CERTAIN TRANSACTIONS

     Mr. Oclassen is a stockholder and the Chairman of the the board of directors of NextDerm, Inc. which the Company intends to acquire, subject to the negotiation of a definitive purchase agreement (anticipated by April 30, 1999). ProCyte has offered to acquire all of the stock of NextDerm for $250,000 in cash and shares of the Company's Common Stock valued on the date that the terms were established at approximately $250,000. As part of the purchase the Company is causing Mr. Oclassen to be nominated for election to its Board of Directors.
For a biographical summary of Mr. Oclassen see "Election of Directors".

     Both Ms. Browner, President of ProCyte's HumaTech Division, and Mr. Tapman, Vice President of Strategic Development, were stockholders and officers of HumaTech Corporation which sold substantially all of its assets to the Company on April 27, 1998 in consideration of $1,500,000 in cash and shares of the Company's Common Stock valued at $1,500,000. In connection with that transaction both Ms. Browner and Mr. Tapman entered into two-year employment and noncompetition agreements with ProCyte. Ms. Browner receives a base salary of $100,000, and Mr. Tapman receives a base salary of $75,000. Each receives an annual bonus of $25,000, as well as additional consideration in cash or ProCyte Common Stock if certain product sales milestones are met.

     If either Ms. Browner or Mr. Tapman are terminated by ProCyte without cause (as defined therein) prior to the end of the two-year terms of their respective employment agreements, ProCyte will pay to Ms. Browner or Mr. Tapman, as the case may be, the annual salary that she or he would have received if her or his employment had continued until the end of the term of the agreement.

     On December 16, 1998 the Company loaned $103,503.50 to Mr. Clifford, Chief Executive Officer, to enable him to purchase 225,000 shares of the Company's Common Stock. The loan was evidenced by a promissory note bearing interest at the rate of 4.28% and due in full on June 30, 2002. At April 1, 1999 the amount outstanding, including accrued interest, was $105,284.00

                              INDEPENDENT AUDITORS

     Deloitte & Touche LLP served as the Company's independent auditors for 1998. The Board of Directors expects to continue to utilize Deloitte & Touche LLP as the Company's independent auditors for 1999. Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from shareholders.


                      SUBMISSION OF SHAREHOLDER PROPOSALS

     Director nominations, proposals and other business which shareholders wish to present at the annual meeting in 2000 must be received by the Company no later than December 30, 1999 for inclusion in the proxy statement for such meeting. It is recommended that shareholders submitting proposals direct them to the President of the Company and utilize Certified Mail-Return Receipt Requested.

     In addition, the Company's Bylaws include advance notice provisions that require shareholders desiring to bring nominations or other business before annual shareholders meeting to do so in accordance with the terms of the advance notice provisions. These advance notice provisions require that, among other things, shareholders give timely written notice to the Secretary of the Company regarding such nominations or other business. To be timely, a notice must be delivered to the Secretary at the principal executive offices of the Company not more than 90, but not less than 60 days prior to the date of the annual meeting as determined under the Company's Bylaws.

     Accordingly, a shareholder who intends to present a proposal at the 2000 Annual Meeting of Shareholders without inclusion of the proposal in the Company's proxy materials must provide written notice of the nominations or other business they wish to propose to the Secretary no earlier than February 26, 2000 and no later than March 22, 2000, assuming that the 2000 Annual Meeting is held on May 26, 2000. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

                            SOLICITATION OF PROXIES

     The proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. Proxies may be solicited by directors, officers and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. Solicitations of proxies may be made personally, or by mail, telephone, telegraph, facsimile transmission or messenger. All of the costs of solicitation of proxies will be paid by the Company.

                                 OTHER BUSINESS

     The Board of Directors has no knowledge of any other business to be acted upon at the Annual Meeting, nor does the Board intend to bring any other business before the meeting. However, as to any other business that may properly come before the Annual Meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof, in accordance with the judgment of the persons voting such proxies.

                                 ANNUAL REPORT

     A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as filed with the SEC, has been provided with this Proxy Statement to shareholders of record and the related beneficial shareholders. Additional copies will be furnished without charge upon request to: ProCyte Corporation, 8511 - 154th Ave. NE, Redmond, WA 98052.

--------------------------------------------------------------------------------
PROXY                                                                      PROXY

                              ProCyte Corporation
                  8511 154th Ave NE, Bldg A, Redmond, WA 98052

This Proxy is solicited on behalf of the Board of Directors. The undersigned hereby appoints John F. Clifford and Jerry P. Scott as proxies each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of ProCyte Corporation held on record by the undersigned on April 1, 1999, at the Annual Meeting of Shareholders of ProCyte Corporation to be held on May 26, 1999, or any adjournment thereof.

1. ELECTION OF DIRECTORS (Please check one)

    [_] FOR all nominees listed below     [_] WITHHOLD AUTHORITY to vote for
                                              nominees indicated below

(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below)

  Jules Blake   Susan Browner   John F. Clifford   Matt L. Leavitt
  Glenn A. Oclassen   Robert E. Patterson

2. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

                          (Continued on reverse side)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all of the listed nominees for director.

Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

                                            Date: _______________ , 1999

                                            ----------------------------
                                            Signature

                                            ----------------------------
                                            Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED
                                   ENVELOPE.

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